 MERCHANDISING CONSULTING AGREEMENT

Agreement made and entered into this 17th day of April, 2015 by and between Vodka Brands Corp, a Pennsylvania corporation (the "Company") and Todd Diperna an individual, (the "Merchandising Consultant");

WITNESSETH:

Whereas, the Company was organized for the purpose of and is engaged in the commercialization of certain "Vodka Products" bearing the Blue Diamond brand name (the “Brand”); and

Whereas, Merchandising Consultant is in a position to provide merchandising and shelf placement of the Vodka Products in certain retail locations (the “Retail Locations”) in the state of Pennsylvania as set forth herein;

NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, it is agreed as follows:

1. The Company hereby engages the Merchandising Consultant on a month to month basis to provide the Services at the Retail Locations which distribute the Vodka Products.  The Merchandising Consultant’s services (the “Services”) shall include general services for product and shelf placement at the Retail Location and include, among other things, configuring bottles for the Vodka Products with specially promotional items such as logo and branding items, neck tags, stickers, shelf talkers, and promotional items (the “Promotional Items”) which will be placed on the Vodka Products and/or used at the Retail Locations for the marketing of the Vodka Products.

2. In consideration for the Services, the Company shall pay the Merchandising Consultant $10 per visit to each Retail Location. Marketing Consultant agrees that such sum shall be full compensation for all services hereunder.  On the first day of each month, Marketing Consultant shall invoice the Company for its services. Within ten days thereafter, the Company shall delivery payment to the Marketing Consultant.

3. The Merchandising Consultant agrees to commence the Services upon execution hereof. The Services shall be provided from time to time as requested by the Company on an as needed basis.  The Merchandising Consultant agrees to provide the services in a professional and workmanlike manner and not to engage in any activity which negatively reflects on the Company or its Brand.

4. The number, types and Retail Locations where the Services will be provided by the Merchandising Consultant will be determined by the Company in its sole discretion.

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5. The Merchandising Consultant agrees that all Vodka Products shall only be configured with Promotional Items pre-approved by the Company and in the manner and for the purposes designated by the Company.

6. Merchandising Consultant shall notify the Company in writing of infringements or imitations by others of the Company’s brands, marketing strategies, or intellectual property of which it becomes aware while providing the Services.

7. The Promotional Items shall not be used by Merchandising Consultant for any purpose other than as set forth herein.

8.The Company agrees to deliver the Promotional Items to Merchandising Consultant at as promptly as possible following any request by the Company for Merchandising Consultant to provide the Services.

9. All Promotional products shall be provided at the Company's expense without charge to Consultant.

10. All Promotional Items shall at all times be and remain the property of the Company.  Within 72 hours of termination, cancellation or non-renewal of this Agreement, Merchandising Consultant, shall return all Promotional Items in its possession to the Company.

11. Merchandising Consultant shall at all times be an independent contractor under this agreement, and not a co-venturer, agent, employee, or representative of the Company, and no act, action, or omission to act by the Merchandising Consultant shall in any way obligate or be binding upon the Company or its principals. Merchandising Consultant covenants and agrees that it shall not represent to any third party that Merchandising Consultant or any of its principals, officers, directors, employees, or agents are stockholders, directors, officers, agents, employees, or representatives of the Company.

12. Merchandising Consultant agrees that he shall treat as the Company's information including marketing strategies as confidential and not use or disclose to others during or subsequent to the term of this contract any information regarding the Company's business, marketing plans, programs, processes, systems, products, costs, operations or customers which may come within the knowledge of or may be developed by Merchandising Consultant.

13. Merchandising Consultant acknowledges that the Promotional Items and all drawings, specifications, data, memoranda, calculations, notes and other materials or copies thereof made available to Merchandising Consultant by the Company or generated by Merchandising Consultant using the Company's information shall remain the sole and exclusive property of the Company and will be returned to the Company within 72 hours of the completion or termination of the Services, or when requested by the Company.

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14. This agreement shall be deemed made in and shall be construed in accordance with the laws of the State of Pennsylvania.  If any part of this agreement shall be invalid or unenforceable, it shall not affect the validity of the balance of this agreement.

15. In the event of a breach by Merchandising Consultant of any of the provisions of this Agreement, or in the event of unreasonably slow progress, inattention, incompetency, or carelessness in the performance of the Services the Company shall have the right to terminate this contract immediately.

16. This agreement may not be modified orally and shall not be binding or effective unless and until it signed by the parties hereto.

17. Merchandising Consultant shall not assign, subcontract or delegate this contract, in whole or in part, without the prior written consent of the Company and any such assignment or delegation without the Company's consent shall be void. Merchandising Consultant shall not be relieved of any of his obligations under this Contract notwithstanding any such written consent by the Company.

18. The Company may at any time by written notice terminate this Contract or suspend, delay or interrupt all or any part of the Services hereunder. If the Company terminates for any reason other than breach by Merchandising Consultant, the Company will pay Merchandising Consultant for all Services rendered up to the date of termination.

20. This Contract is the final, complete and exclusive statement of the agreement between Merchandising Consultant and the Company. No terms, conditions, understandings, usages of the trade, courses of dealing or agreements purporting to modify, vary, explain or supplement this Contract shall be binding unless and until hereafter made in writing and signed by Merchandising Consultant and the Company. Merchandising Consultant shall comply with all applicable laws, rules and regulations relating to the Work.

IN WITNESS WHEREOF, the parties hereto have entered into this agreement the day and year first above written.

Vodka Brands Corp

By: /s/ Mark Lucero
Mark Lucero, Chief Executive Officer

By:/s/ Todd Diperna
Todd Diperna, Merchandising Consultant

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